                                                                    EXHIBIT 99.1

------------------------------------------------------------------------------
                                    PRESS RELEASE
------------------------------------------------------------------------------



FOR IMMEDIATE RELEASE
---------------------

For more information contact:                                        Chris Bunn
Renee Reyes                                                          Investor Relations
Cobalt Networks                                                      Cobalt Networks
650-623-2625                                                         650-623-2500
renee@cobalt.com                                                     cbunn@cobalt.com

                     Cobalt Networks To Acquire Chili!Soft

Mountain View, CA, March 23, 2000 - Cobalt Networks, Inc. (NASDAQ: COBT), a leading provider of server appliances, today announced that it has signed a definitive agreement to acquire privately-held Chili!Soft, Inc., provider of software solutions for platform-independent Active Server Pages (ASP), the Microsoft-led standard for the rapid development and deployment of interactive Web applications.

Cobalt Networks will acquire 100 percent of the outstanding stock and assume all stock options of Chili!Soft in exchange for 1.15 million shares of Cobalt common stock. Cobalt expects to account for the transaction as a purchase. Cobalt expects the deal to close in the next quarter, subject to customary closing conditions.

"The hosting market is driven by Web-based applications. By integrating Chili!Soft Active Server Pages technology to Cobalt's server appliances, we believe we will bridge the gap between Microsoft development tools and the Linux operating system," said Stephen DeWitt, president and CEO, Cobalt Networks, Inc. "Microsoft Web tools are the most commonly used tools in the developer community. This acquisition enables Cobalt to share in the largest pool of qualified developers and significantly expand the number of solutions available for service providers using the Cobalt platform."

Chili!Soft enables developers to use Microsoft tools to create dynamic Web pages. Unlike a static Web page that provides the same information each time that it is requested, dynamic Web pages can contain different information each time by utilizing specific data from a database before delivering the page to the user. This flexibility enables a broad variety of Web-based applications that can be developed, such as applications that include personalized Web pages or real-time data.

Chili!Soft ASP, which won a recent award at LinuxWorld as "Best of Show for intranet/extranet product," is supported by industry leading Web development tools such as Microsoft Visual InterDev(TM) and FrontPage(TM), Macromedia Drumbeat(TM), NetObjects ScriptBuilder(TM) and Allaire HomeSite(TM). Chili!Soft ASP is compatible with databases from Oracle(R), Informix(R), Sybase, IBM,

MySQL, and Computer Associates. Chili!Soft technology enables ASP to be built and deployed on leading Web servers such as Apache and Netscape and operating systems including Linux, UNIX, and Windows NT.

"We are very excited to join the Cobalt team and get down to the business of enabling powerful cross-platform applications for the hosting industry," said Bryan Grummon, president and CEO, Chili!Soft, Inc. "Both companies share a parallel vision and sense of purpose that, in combination, will create winning solutions for service providers worldwide."

About Cobalt Networks, Inc.

Cobalt Networks, Inc. (NASDAQ: COBT) is a leading developer of server appliances that enable organizations to establish an online presence easily, cost effectively, and reliably. Cobalt's product lines - the Cobalt Qube, Cobalt Cache, Cobalt RaQ, and Cobalt NASRaQ - are used as Internet and Web hosting server appliances at businesses, Internet Service Providers, and educational institutions. Cobalt's solutions are delivered through a global network of distributors, value-added resellers and ISPs. Founded in 1996, Cobalt Networks, Inc. (http://www.cobalt.com) is located in Mountain View, California-the heart of Silicon Valley - with international offices in Germany, Japan, the United Kingdom, France, and the Netherlands.
                                      ###
Cobalt Networks, Cobalt Qube and Cobalt RaQ are trademarks of Cobalt Networks, Inc. All other product names are trademarks of their respective owners.

Certain statements in this press release include forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different from expectations. Such risks and uncertainties include, but are not limited to, risks associated with industry trends related to dedicated Web and application hosting and Web and application developer markets. Investors are advised to read Cobalt's Registration Statement on Form S-1 and its other filings with the Securities and Exchange Commission for a further discussion of such risks and uncertainties as well as the other uncertainties and risks Cobalt faces.